Exhibit 99.1

*PRESS RELEASE*

Contact:

Jeffrey L. Cunningham

President and Chief Executive Officer

(423) 745-1111

Athens Bancshares Corporation’s Bank Subsidiary

Completes Conversion to a National Bank

Athens, Tennessee; September 1, 2015 – Athens Bancshares Corporation (Nasdaq: “AFCB”) (the “Company”) announced today that its wholly-owned bank subsidiary Athens Federal Community Bank (the “Bank”) has completed its previously announced conversion from a federal savings bank to a national bank, effective today. The Bank’s legal name is now “Athens Federal Community Bank, National Association”. The Bank will continue to operate as “Athens Federal Community Bank”.

As a national bank, the Bank remains regulated by the Office of the Comptroller of the Currency and its deposit accounts remain insured by the Federal Deposit Insurance Corporation to the extent permitted by law without interruption. The Company now operates as a registered bank holding company and remains regulated by the Board of Governors of the Federal Reserve System.

Athens Bancshares Corporation is the parent holding company of Athens Federal Community Bank, National Association, a FDIC-insured national bank, originally organized in 1934. The Bank is headquartered in Athens, Tennessee, and provides financial services to individuals, families and businesses through its seven offices located in southeast Tennessee.

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